Exhibit 10.11

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), dated as of May 29, 2008 (the “Effective Date”), is between Nteryx, Inc., a Delaware corporation (the “Company”) and Dominique Charmot (“Executive”).

RECITALS

A. The Company and Executive previously executed that certain Offer of Employment, dated October 19, 2007 (the “Offer Letter”).

B. The Company and Executive now desire to supersede the Offer Letter by this Agreement.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the Company and Executive hereby agree as follows:

AGREEMENT

I.	POSITION AND RESPONSIBILITIES

A. Position. Executive is employed by the Company to render services to the Company in the position of Chief Technology Officer. Executive shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive by the Company. Executive shall report to the Chief Executive Officer. Executive shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Company’s sole discretion.

B. Other Activities. Except upon the prior written consent of the Company, Executive will not, during the term of this Agreement, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company.

C. No Conflict. Executive represents and warrants that Executive’s execution of this Agreement, employment with the Company, and the performance of Executive’s proposed duties under this Agreement shall not violate any obligations Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

II.	COMPENSATION AND BENEFITS

A. Base Salary. In consideration of the services to be rendered under this Agreement, the Company shall pay Executive a salary at the rate of Two Hundred Forty Thousand Dollars ($240,000) per year (“Base Salary”). The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice. Executive’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted in the sole discretion of the Company.

B. Stock Options and Restricted Stock. Unless otherwise authorized by the Company’s Board of Directors, any stock options granted or restricted stock issued to Executive after the date hereof shall be subject to the following vesting provisions: twenty-five percent (25%) of the shares shall vest on the first anniversary of the date of grant or issuance, as the case may be, and seventy-five percent (75%) of the shares shall vest in thirty-six (36) equal monthly installments thereafter, with all shares vested 48 months after the date of grant or issuance, as the case may be, which vesting shall be subject to acceleration pursuant to Sections III.B and VI.B below.

C. Benefits. Executive shall be eligible to participate in the benefits made generally available by the Company to similarly-situated executives, including bonus plans, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

D. Paid Time Off. Executive shall accrue three (3) weeks of paid time off per year in accordance with the Company’s policy as may be amended from time to time, in addition to paid Company holidays.

E. Expenses. The Company shall reimburse Executive for reasonable business expenses incurred in the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement guidelines.

III.	AT-WILL EMPLOYMENT; TERMINATION BY COMPANY

A. At-Will Termination by Company. Executive’s employment with the Company shall be “at-will” at all times. The Company may terminate Executive’s employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. Upon and after such termination, all obligations of the Company under this Agreement shall cease, except as otherwise provided herein.

B. Severance. Except in situations where the employment of Executive is terminated For Cause, By Death or By Disability (each as defined in Section IV below) and subject to Section VI.B below, in the event that the Company terminates Executive’s employment or Executive terminates his employment For Good Reason (as defined in Section V below), Executive will be eligible to receive: (i) an amount equal to six (6) months of Executive’s then-current Base Salary and then maximum target bonus prorated for such six (6) months, payable in the form of salary continuation, less applicable withholding; (ii) vesting of fifty percent (50%) of Executive’s unvested stock options and restricted stock; and (iii) payment of the COBRA premiums for continued medical, dental and vision coverage for Executive (and any eligible family members) for a period of twelve (12) months from such date; provided, however, that Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA (clauses (i), (ii) and (iii), collectively, “Severance”). Executive’s eligibility for the foregoing Severance is conditioned on Executive having first signed a release agreement in the form attached as Exhibit A and not having revoked such release within any applicable revocation period. Executive shall not be entitled to any Severance if Executive’s employment is terminated For Cause, By Death or By Disability (each as defined in Section IV below) or if Executive’s employment is terminated by Executive other than For Good Reason (each as defined in Section V below).

IV.	OTHER TERMINATIONS BY COMPANY

A. Termination for Cause. For purposes of this Agreement, “For Cause” shall mean, unless cured by Executive within a period of twenty (20) calendar days after receipt of notice from the Company (if capable of being cured) (i) Executive’s conviction of a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) Executive’s conviction of, or plea of nolo contendere to, a felony, a crime of moral turpitude or a crime involving a violation of securities laws; (iii) Executive willfully engages in misconduct that is, or reasonably can be expected to be, materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud, gross negligence, embezzlement or aiding or abetting a competitor, supplier or customer of the Company; (iv) Executive commits a material breach of this Agreement or the Proprietary Information Agreement (as defined in Section VII below); (v) Executive willfully refuses to implement or follow a lawful policy or directive of the Company; or (vi) Executive engages in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally. For purposes of this definition of Cause, no act shall be considered as having been done willfully unless done by Executive in bad faith and without Executive’s reasonable good faith belief that such act was in the best interests of the Company. The Company may terminate Executive’s employment For Cause at any time, without any advance notice. The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, subject to any other rights or remedies of the Company under law; and thereafter all obligations of the Company under this Agreement shall cease.

B. By Death. Executive’s employment shall terminate automatically upon Executive’s death (“By Death”). The Company shall pay to Executive’s beneficiaries or estate, as appropriate, any compensation then due and owing. Thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect any entitlement of Executive’s heirs or devisees to the benefits of any life insurance plan or other applicable benefits.

C. By Disability. If Executive becomes eligible for the Company’s long term disability benefits or if, in the sole opinion of the Company, Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than ninety consecutive days or more than one hundred and twenty days in any twelve-month period, then, to the extent permitted by law, the Company may terminate Executive’s employment (“By Disability”). The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, and thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect Executive’s rights under any disability plan in which Executive is a participant.

V.	TERMINATION BY EXECUTIVE

A. At-Will Termination by Executive. Executive may terminate employment with the Company at any time for any reason or no reason at all, upon four weeks’ advance written notice, unless terminated for Good Reason, which notice of termination shall be subject to Section V.B below. During such notice period Executive shall continue to diligently perform all of Executive’s duties hereunder. The Company shall have the option, in its sole discretion, to make Executive’s termination effective at any time prior to the end of such notice period as long as the Company pays Executive all compensation to which Executive is entitled up through the last day of the four week notice period. Thereafter all obligations of the Company shall cease.

B. Termination for Good Reason. Executive’s termination shall be for “Good Reason” if Executive provides written notice to the Company of the Good Reason within three (3) months of the event constituting Good Reason and provides the Company with a period of twenty (20) calendar days to cure the Good Reason and the Company fails to cure the Good Reason within that period. For purposes of this Agreement, “Good Reason” shall mean, without Executive’s express written consent and without cure, (i) a significant reduction of Executive’s duties, position or responsibilities relative to Executive’s duties, title, position or responsibilities in effect immediately prior to such reduction; (ii) a significant reduction of Executive’s base salary, target bonus or aggregate compensation in effect immediately prior to such reduction, unless such reduction is part of an across-the-board reduction in the salary level of all other executive officers of the Company by the same percentage amount; or (iii) the relocation of Executive to a facility or a location more than forty (40) miles from the Company’s principal executive office (excluding regular travel in the ordinary course of business. In such event, and after the expiration of the cure period and Company’s failure to cure the Good Reason within that period, Executive may terminate his employment for Good Reason, in which case Executive will be eligible to receive Severance subject to the terms described in Section III above.

VI.	CHANGE OF CONTROL

A. Definition. For purposes of this Agreement, “Change of Control” shall mean a change in ownership or control of the Company effected through a merger, consolidation or acquisition by any person or related group of persons (other than an acquisition by the Company or by a Company-sponsored employee benefit plan or by a person or persons that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty percent (50%) of the total combined voting power of the outstanding securities of the Company; provided, that an equity financing in which the Company is the surviving corporation, or any reorganization, merger or consolidation effected exclusively for the purpose of changing the domicile of the Company, shall not constitute a “Change of Control.”

B. Acceleration Upon Change of Control. Notwithstanding Section III to the contrary, if, within three (3) months prior to or twelve (12) months following a Change of Control, Executive’s employment with the Company, or any successor to the Company, is terminated (A) for any reason other than (i) By Death, (ii) By Disability, (iii) For Cause or (iv) because of the voluntary retirement from or voluntary resignation of employment by

Executive for any reason other than those set forth in clause (B), or (B) upon voluntary resignation of employment by Executive within two (2) months of the occurrence of an event that constitutes Good Reason, subject to Executive executing, and failing to revoke during any applicable revocation period, the release agreement in the form attached as Exhibit A, Executive shall be entitled to the severance benefits set forth in Section III.B, except that instead of six (6) months of severance benefits in clause (i) therein, Executive shall be entitled to twelve (12) months and instead of fifty percent (50%) accelerated vesting, Executive shall be entitled to accelerated vesting of all outstanding stock options or restricted stock held by Executive. As of the date of this Agreement, the Company will amend each outstanding stock option or restricted stock agreement issued to Executive to provide for accelerated vesting of such stock option or restricted stock in the case of termination of employment following a Change of Control to provide for the acceleration set forth in this Section VI.B.

VII.	TERMINATION OBLIGATIONS

A. Return of Property. Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

B. Resignation and Cooperation. Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

VIII.	INVENTIONS AND PROPRIETARY INFORMATION; PROHIBITION ON THIRD PARTY INFORMATION

A. Proprietary Information Agreement. Executive has previously signed, and agrees to continue to be bound by, the Company’s Proprietary Information and Inventions Assignment Agreement which is attached as Exhibit B (the “Proprietary Information Agreement”).

B. Non-Disclosure of Third Party Information. Executive represents and warrants and covenants that Executive shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any; and Executive acknowledges and agrees that any violation of this provision shall be grounds for Executive’s immediate termination and could subject Executive to substantial civil liabilities and criminal penalties. Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party proprietary information or trade secrets.

IX.	ARBITRATION

Executive agrees to sign and be bound by the terms of the Company’s Arbitration Agreement, which is attached as Exhibit C.

X.	AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company other than Executive. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

XI.	ASSIGNMENT; BINDING EFFECT

A. Assignment. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

B. Binding Effect. Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

XII.	NOTICES

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail. Executive shall be obligated to notify the Company in writing of any change in Executive’s address. Notice of change of address shall be effective only when done in accordance with this paragraph.

Company’s Notice Address:

Nteryx, Inc.

560 S. Winchester Blvd.

San Jose, CA 95128

Executive’s Notice Address:

XIII.	SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

XIV.	BEST PAYMENTS

Notwithstanding any other provision of this Agreement to the contrary, to the extent that payments and benefits provided under this Agreement to Executive and benefits provided to, or for the benefit of, Executive under any other Company plan or agreement (collectively, “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Payments shall be reduced (but not below zero) to the extent necessary so that no Payment shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by Executive shall exceed the net after-tax benefit received by him if no such reduction was made. For purposes of this Agreement, “net after-tax benefit” shall mean (a) the Payments which Executive receives or is then entitled to receive from the Company that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (b) the amount of all federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (c) the amount of excise taxes imposed with respect to the payments and benefits described in (a) above by Section 4999 of the Code. The foregoing determination will be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Company (which may be, but will not be required to be, the Company’s independent auditors). The Company will direct the Accounting Firm to submit its determination and detailed supporting calculations to both Executive and the Company within fifteen (15) days after his Termination Date. If the Accounting Firm determines that a reduction is required by this provision, Executive, in his sole and absolute discretion, may determine which Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to him. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this provision will be borne by the Company.

XV.	TAXES

All amounts paid under this Agreement shall be paid less all applicable state and federal tax withholdings (if any) and any other withholdings required by any applicable jurisdiction or authorized by Executive. Notwithstanding any other provision of this Agreement whatsoever, the Company, in its sole discretion, shall have the right to provide for the application and effects of Section 409A of the Code (relating to deferred compensation arrangements) and any related administrative guidance issued by the Internal Revenue Service. The Company shall have the authority to delay the payment of any amounts under this Agreement to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of publicly-traded companies); in such event, the payment(s) at issue may not be made before the date which is six (6) months after the date of Executive’s separation from service, or, if earlier, the date of death.

XVI.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

XVII.	INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

XVIII.	OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT

Executive agrees that any and all of Executive’s obligations under this agreement, including but not limited to Exhibits B and C, shall survive the termination of employment and the termination of this Agreement.

XIX.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

XX.	AUTHORITY

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

XXI.	ENTIRE AGREEMENT

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for the Proprietary Information Agreement attached as Exhibit B. This Agreement supersedes the Offer Letter in all respects.

To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement.

XXII.	EXECUTIVE ACKNOWLEDGEMENT

EXECUTIVE ACKNOWLEDGES EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT

[Signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

NTERYX, INC.	DOMINIQUE CHARMOT

/s/ Jean Frechet	/s/ Dominique Charmot
Jean Frechet
Chief Executive Officer

May 28, 2008	May 28, 2008
Date	Date

EXHIBIT A

RELEASE CERTIFICATE

Dominique Charmot (“You”) and Nteryx, Inc., a Delaware corporation (the “Company”) have agreed to enter into this Release Certificate on the following terms:

Within ten (10) days after you sign this Release Certificate (which you may sign no sooner than the last day of your employment with the Company), you will become eligible to receive severance benefits in accordance with the terms of your Employment Agreement with the Company (the “Agreement”).

In return for the consideration described in the Agreement, you and your representatives completely release the Company, its affiliated, related, parent or subsidiary corporations, and its and their present and former directors, officers, and employees (the “Released Parties”) from all claims of any kind, known and unknown,1 which you may now have or have ever had against any of them, or arising out of your relationship with any of them, including all claims arising from your employment or the termination of your employment, whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction (“Released Claims”). By way of example and not in limitation, the Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act, and the California Fair Employment and Housing Act, or any other comparable state or local law, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional misrepresentation, and defamation and any claims for attorneys’ fees. The parties intend for this release to be enforced to the fullest extent permitted by law. You understand that you are not waiving any right or claim that cannot be waived as a matter of law, such as workers’ compensation or unemployment insurance benefits. You agree not to file or initiate any lawsuit concerning the Released Claims. You understand that this paragraph does not prevent you from filing a charge with or participating in an investigation by a governmental administrative agency; provided, however, that you hereby waive any right to receive any monetary award resulting from such a charge or investigation.

You acknowledge that the release of claims under the Age Discrimination in Employment Act (“ADEA”) is subject to special waiver protection. Therefore, you acknowledge the following: (a) you have had twenty one (21) days to consider this Release Certificate (but may sign it at any time beforehand if you so desire); (b) you can consult an attorney in doing so; (c) you can revoke this Release Certificate within seven (7) days of signing it by sending a certified letter to that effect to the Company at its principal executive office, c/o the Company’s Chief Executive Officer; and that (d) this Release Certificate shall not become effective or enforceable and no severance benefits shall be provided until the 7-day revocation period has expired.

[1]	You further agree that because this Release Certificate specifically covers known and unknown claims, you waive your rights under Section 1542 of the California Civil Code or under any other comparable law of another jurisdiction that limits a general release to claims that are known to exist at the date of this release. Section 1542 of the California Civil Code states as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

The parties agree that this Release Certificate and the Agreement contain all of our agreements and understandings with respect to their subject matter, and may not be contradicted by evidence of any prior or contemporaneous agreement, except to the extent that the provisions of any such agreement have been expressly referred to in this Release Certificate or the Agreement as having continued effect. It is agreed that this Release Certificate shall be governed by the laws of the State of California. If any provision of this Release Certificate or its application to any person, place, or circumstance is held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Release Certificate and such provision as applied to other person, places, and circumstances will remain in full force and effect.

Please note that this Release Certificate may not be signed before the last day of your employment with the Company, and that your eligibility for severance benefits is conditioned upon meeting the terms set forth in the Agreement.

Date:
Dominique Charmot

Date:
Nteryx, Inc.

EXHIBIT B

PROPRIETARY INFORMATION AGREEMENT

NTERYX, INC.

PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment by Nteryx, Inc., a Delaware corporation (the “Company”), I hereby agree to the following restrictions and obligations placed on my use and development of information, technology, ideas, inventions and other materials:

1.	PROPRIETARY INFORMATION

a. Restrictions on Proprietary Information. I agree that, during my employment and at all times thereafter, I will hold the Proprietary Information of the Company in strict confidence and will neither use the information nor disclose it to anyone, except to the extent necessary to carry out my responsibilities as an employee of the Company or as specifically authorized in writing by a duly authorized officer of the Company other than me. I understand that “Proprietary Information” means all information pertaining in any manner to the business of the Company or its affiliates, consultants, customers, business associates or members, unless (i) the information is or becomes generally known to the public through lawful means and through no fault of mine; (ii) the information was part of my general knowledge prior to the initial disclosure of the information by the Company or any person under a duty of confidentiality; or (iii) the information is disclosed to me without restriction by a third party who rightfully possesses the information and is under no duty of confidentiality. This definition of “Proprietary Information” includes but is not limited to any and all (a) technical or engineering information, know-how, computer codes, programs, tools, data, designs, diagrams, plans, specifications, trade secrets, inventions, concepts, structures, improvements, products, patents pending, prototypes, processes, formulas, algorithms, methods, techniques, works in process, systems, technologies or applications; (b) financial and other information about costs, profits, markets, sales, customers, subscribers, members, and bids; (c) plans for business, marketing, future development and new product concepts; and (d) employee personnel files and information about employee compensation and benefits; in any form and whether or not labeled or identified as confidential or proprietary. I agree that I will have the burden of proving the applicability of any of the foregoing exceptions.

b. Location and Reproduction. I agree to maintain at my work station and/or any other place under my control only such Proprietary Information as I have a current “need to know.” I agree to return to the appropriate person or location or otherwise properly dispose of Proprietary Information once that need to know no longer exists. I also agree not to make copies or otherwise reproduce Proprietary Information unless there is a legitimate business need for reproduction.

c. Prior Actions and Knowledge. Except as disclosed on Schedule A to this Agreement, I have no knowledge about the Company’s business or Proprietary Information, other than information I have learned from the Company in the course of being hired and employed.

d. Third Party Information. I recognize that the Company has received and will receive confidential or proprietary information from third parties. I will hold all such

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information in the strictest confidence and will not use the information or disclose it to anyone (except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party).

e. Non-Solicitation. I acknowledge that because of my position in the Company, I will have access to the Company’s confidential information and trade secrets. I agree that during my employment with the Company and for a period of one (1) year after termination of my employment with the Company, I shall not directly or indirectly (i) divert or attempt to divert from the Company (or any affiliate) any business of any kind, including without limitation the solicitation of or interference with any of its customers, clients, members, business partners or suppliers or (ii) solicit, induce, recruit or encourage any person employed by the Company on the date of termination of my employment (or at any time during the six (6) month period prior to termination of my employment) to terminate his or her employment.

2.	INVENTIONS

a. Assignment of Inventions. I agree to assign and transfer to the Company, without further consideration, my entire right, title and interest (throughout the United States and in all other countries or jurisdictions), free and clear of all liens and encumbrances, in and to all Inventions. Such assignment and transfer to the Company shall be continuous during my employment as of the relevant time of development of each such Invention. The Company may, in its sole discretion, agree to provide consideration for certain Inventions through a written agreement between the Company and the undersigned which specifically provides for such consideration; in all other cases, no consideration shall be paid. The Inventions shall be the sole property of the Company, whether or not copyrightable or patentable or in a commercial stage of development. In addition, I agree to maintain adequate and current written records on the development of all Inventions, which shall also remain the sole property of the Company.

b. Inventions. “Inventions” collectively means any and all ideas, concepts, inventions, discoveries, developments, know-how, structures, designs, formulas, algorithms, methods, products, processes, systems and technologies in any stage of development that are conceived, developed or reduced to practice by me alone or with others during the period of my employment with the Company that (1) are developed using the Company’s equipment, supplies, facilities, or trade secret information, (2) relate at the time of conception or reduction to practice to the Company’s business or actual or demonstrably anticipated research or development, or (3) result from any work performed by me for the Company; any and all patents, patents pending, copyrights, moral rights, trademarks and any other intellectual property rights therein; and any and all improvements, modifications, derivative works from, other rights in and claims related to any of the foregoing under the laws of any jurisdiction; except Inventions excluded in Schedule A and to the extent that California Labor Code Section 2870 lawfully prohibits the assignment. I understand that Section 2870(a) provides as follows:

“Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities,

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or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer [or] (2) Result from any work performed by the employee for the employer.”

c. Moral Rights. To the extent allowed by law, this assignment of inventions includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by the Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by the Company.

d. License for Other Inventions. If, in the course of my employment with the Company, I incorporate into Company property an invention owned by me or in which I have an interest, the Company is hereby granted a nonexclusive, royalty-free, irrevocable, perpetual and transferable license throughout the universe to make, use, import, sell, copy, distribute, display, perform (whether or not publicly) such invention as part of and in connection with the Company property.

e. Assist With Registration. In the event any Invention shall be deemed by the Company to be copyrightable or patentable or otherwise registrable, I will assist the Company (at its expense) in obtaining and maintaining letters patent or other applicable registrations and in vesting the Company with full title. Should the Company be unable to secure my signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention, due to my incapacity or any other cause, I hereby irrevocably designate and appoint the Company and each of its duly authorized officers and agents as my agent and attorney-in-fact to do all lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protection with the same force and effect as if executed and delivered by me.

f. Disclosure. I agree to disclose promptly to the Company all Inventions and relevant records. I further agree to promptly disclose to the Company any idea that I do not believe to be an Invention, but is conceived, developed, or reduced to practice by me (alone or with others) while I am employed by the Company. I will disclose the idea, along with all information and records pertaining to the idea, and the Company will examine the disclosure in confidence to determine if in fact it is an Invention subject to this Agreement.

3.	FORMER OR CONFLICTING AGREEMENTS

a. Former Agreements. I represent and warrant that my performance of the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me prior to my employment by the Company. I have listed in Schedule A all other agreements concerning proprietary information or inventions to which I am a party and attached copies of any agreements in my possession. To the best of my knowledge, there is no other contract between me and any other person or entity that is in conflict with this Agreement or concerns proprietary information, inventions or assignment of ideas.

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b. Prohibition on Use of Third Party Information. I represent and warrant and covenant that I will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any. I acknowledge and agree that any violation of this provision shall be grounds for my immediate termination and could subject me to substantial civil liabilities and criminal penalties. I further specifically and expressly acknowledge that no officer or other employee or representative of the Company has requested or instructed me to disclose or use any such third party proprietary information or trade secrets.

4.	TERMINATION

a. Return of the Company’s Property. I agree to promptly return to the Company upon termination of my employment all Proprietary Information and all personal property furnished to or prepared by me in the course of or incident to my employment. Following my termination, I will not retain any written or other tangible material containing any Proprietary Information or information pertaining to any Invention.

b. Termination Certificate. In the event of the termination of my employment, I agree, if requested by the Company, to sign and deliver the Termination Certificate attached as Schedule B.

5.	NO IMPLIED EMPLOYMENT RIGHTS

I recognize that nothing in this Agreement shall be construed to imply that my employment is guaranteed for any period of time. Unless stated in a written agreement signed by a duly authorized officer of the Company, my employment is for an indefinite duration and at-will, and either the Company or I can terminate our employment relationship at any time, without notice and for any reason or no reason, with or without cause.

6.	REMEDIES

I recognize that nothing in this Agreement is intended to limit any remedy of the Company under any federal or state law concerning trade secrets. I recognize that my violation of this Agreement could cause the Company irreparable harm and agree that the Company shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Agreement.

7.	ASSIGNMENT

I acknowledge and agree that my performance is personal hereunder, and that I shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company.

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8.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to conflicts of law principles.

9.	SEVERABILITY

If any provision of this Agreement, or application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be unenforceable, such provision shall be enforced to the greatest extent permitted by law and the remainder of this Agreement shall remain in full force and effect.

10.	ENTIRE AGREEMENT

The terms of this Agreement are the final expression of my agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. This Agreement shall constitute the complete and exclusive statement of its terms. I acknowledge that the Company has not made any other representations or warranties concerning the subject matter of this Agreement. The termination of any employment or other agreement between the Company and me shall not terminate this Agreement and each and all of the terms and conditions hereof shall survive and remain in full force and effect.

11.	AMENDMENT; WAIVERS

This Agreement may not be amended or waived except by a writing signed by me and by a duly authorized representative of the Company other than me. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

12.	INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning of interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular and any gender shall include any other gender.

13.	BINDING EFFECT

Subject to the foregoing restrictions on assignment, this Agreement shall inure to the benefit of the Company and its affiliates, officers, directors, agents, successors and assigns; and shall be binding on me and my heirs, devisees, spouses, agents, legal representatives and successors.

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I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY NOTED ON SCHEDULE A TO THIS AGREEMENT ANY PROPRIETARY INFORMATION, IDEAS, PROCESSES, INVENTIONS, TECHNOLOGY, WRITINGS, PROGRAMS, DESIGNS, FORMULAS, DISCOVERIES, PATENTS, COPYRIGHTS, OR TRADEMARKS, OR IMPROVEMENTS, RIGHTS, OR CLAIMS RELATING TO THE FOREGOING, THAT I DESIRE TO EXCLUDE FROM THIS AGREEMENT.

Date: November 1, 2007

Dominique Charmot
Employee Name

/s/ Dominique Charmot
Employee Signature

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SCHEDULE A

EMPLOYEE’S DISCLOSURE

Proprietary Information. Except as set forth below, I acknowledge that at this time I know nothing about the business or Proprietary Information of Nteryx, Inc. (the “Company”), other than information I have learned from the Company in the course of being hired:

1.	Prior Inventions. Except as set forth below, there are no ideas, concepts, inventions, discoveries, developments, know-how, structures, designs, formulas, algorithms, methods, products, processes, systems and technologies in any stage of development that are conceived, developed or reduced, to practice by me alone or with others; any patents, patents pending, copyrights, moral rights, trademarks and any other intellectual property rights therein; or any improvements, modifications, derivative works from, other rights in and claims related to any of the foregoing under the laws of any jurisdiction, that I wish to exclude from the operation of this Agreement:

2.	Prior Agreements. Except as set forth below, I am aware of no prior agreements between me and any other person or entity concerning proprietary information or inventions (attach copies of all agreements in your possession):

Date: November 1, 2007

Dominique Charmot
Employee Name

/s/ Dominique Charmot
Employee Signature

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SCHEDULE B

TERMINATION CERTIFICATE CONCERNING

COMPANY PROPRIETARY INFORMATION

This is to certify that I have returned all property of Nteryx, Inc., (the “Company”), including, without limitation, all source code listings, books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents and materials, Proprietary Information, and equipment furnished to or prepared by me in the course of or incident to my employment with the Company, and that I did not make or distribute any copies of the foregoing.

I further certify that I have reviewed the Company’s Proprietary Information Agreement (“Agreement”) signed by me and that I have complied with and will continue to comply with each and all of its terms and conditions, including without limitation: (i) the reporting of any and all ideas, concepts, inventions, discoveries, developments, know-how, structures, designs, formulas, algorithms, methods, products, processes, systems and technologies; any and all patents, patents pending, copyrights, moral rights, trademarks and any other intellectual property rights therein; and any and all improvements, modifications, derivative works from, other rights in and claims related to any of the foregoing under the laws of any jurisdiction, conceived or developed by me alone or with others and covered by the Agreement and (ii) the preservation as confidential all Proprietary Information pertaining to the Company. This certificate in no manner limits my responsibilities or the Company’s rights under the Agreement.

Date: November 1, 2007

Dominique Charmot
Employee Name

/s/ Dominique Charmot
Employee Signature

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EXHIBIT C

ARBITRATION AGREEMENT

Nteryx, Inc., a Delaware corporation (the “Company”) and Dominique Charmot (“Employee”) hereby agree that, to the fullest extent permitted by law, any and all claims or controversies between them (or between Employee and any present or former officer, director, agent, or employee of the Company or any parent, subsidiary, or other entity affiliated with the Company) relating in any manner to the employment or the termination of employment of Employee shall be resolved by final and binding arbitration. Except as specifically provided herein, any arbitration proceeding shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“the AAA Rules”).

Claims subject to arbitration shall include, without limitation: contract claims, tort claims, claims relating to compensation and stock options, as well as claims based on any federal, state, or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act. However, claims for unemployment benefits, workers’ compensation claims, and claims under the National Labor Relations Act shall not be subject to arbitration.

A neutral and impartial arbitrator shall be chosen by mutual agreement of the parties; however, if the parties are unable to agree upon an arbitrator within a reasonable period of time, then a neutral and impartial arbitrator shall be appointed in accordance with the arbitrator nomination and selection procedure set forth in the AAA Rules. The arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based so as to ensure meaningful judicial review of the decision. The arbitrator shall apply the same substantive law, with the same statutes of limitations and same remedies that would apply if the claims were brought in a court of law. The arbitrator shall have the authority to rule on a motion to dismiss and/or summary judgment by either party, and the arbitrator shall apply the standards governing such motions under the California Code of Civil Procedure.

Either the Company or Employee may bring an action in court to compel arbitration under this Arbitration Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or claim in any way related to any arbitrable claim, including without limitation any claim as to the making, existence, validity, or enforceability of the agreement to arbitrate. Nothing in this Arbitration Agreement, however, precludes a party from filing an administrative charge before an agency that has jurisdiction over an arbitrable claim. Moreover, nothing in this Arbitration Agreement prohibits either party from seeking provisional relief pursuant to Section 1281.8 of the California Code of Civil Procedure.

All arbitration hearings under this Arbitration Agreement shall be conducted in Santa Clara County, California, unless otherwise agreed by the parties. The arbitration provisions of this Arbitration Agreement shall be governed by the California Arbitration Act. In all respects, this Arbitration Agreement shall be construed in accordance with the laws of the State of California, without reference to conflicts of law principles.

Each party shall pay its own costs and attorney’s fees, unless a party prevails on a statutory claim, and the statute provides that the prevailing party is entitled to payment of its attorneys’ fees. In that case, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party as provided by law. The Company agrees to pay the costs and fees of the arbitrator.

This Arbitration Agreement does not alter Employee’s at-will employment status. Accordingly, Employee understands that the Company may terminate Employee’s employment, as well as discipline or demote Employee, at any time, with or without prior notice, and with or without cause. The parties also understand that Employee is free to leave the Company at any time and for any reason, with or without cause and with or without advance notice.

If any provision of this Arbitration Agreement shall be held by a court or the arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Arbitration Agreement shall remain in full force and effect. The parties’ obligations under this Arbitration Agreement shall survive the termination of Employee’s employment with the Company and the expiration of this Arbitration Agreement.

The Company and Employee understand and agree that this Arbitration Agreement contains a full and complete statement of any agreements and understandings regarding resolution of disputes between the parties, and the parties agree that this Arbitration Agreement supersedes all previous agreements, whether written or oral, express or implied, relating to the subjects covered in this agreement. The parties also agree that the terms of this Arbitration Agreement cannot be revoked or modified except in a written document signed by both Employee and an officer of the Company.

THE PARTIES ALSO UNDERSTAND AND AGREE THAT THIS ARBITRATION AGREEMENT CONSTITUTES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIMS OR CONTROVERSIES COVERED BY THIS AGREEMENT. THE PARTIES AGREE THAT NONE OF THOSE CLAIMS OR CONTROVERSIES SHALL BE RESOLVED BY A JURY TRIAL.

THE PARTIES FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS ARBITRATION AGREEMENT WITH THEIR LEGAL COUNSEL AND HAVE AVAILED THEMSELVES OF THAT OPPORTUNITY TO THE EXTENT THEY WISH TO DO SO.

Date:
Signed:	/s/ Dominique Charmot
Dominique Charmot

Date:
Signed:	/s/ Jean Frechet
Nteryx, Inc.

SIGNATURE PAGE TO ARBITRATION AGREEMENT